Exhibit (a)(1)(A)

AMENDED AND RESTATED OFFER TO PURCHASE

BY

MARTI TECHNOLOGIES, INC.

OF

UP TO 14,437,489 OF ITS WARRANTS TO PURCHASE CLASS A ORDINARY SHARES

AT A PURCHASE PRICE OF $0.10 IN CASH PER WARRANT

AND

CONSENT SOLICITATION

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON DECEMBER 19, 2023, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Marti Technologies, Inc. (formerly known as Galata Acquisition Corp.), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company,” “we,” “us,” or “our”), hereby offers to purchase up to 14,437,489 of its outstanding Warrants described below at a purchase price of $0.10 in cash, without interest (the “Offer Purchase Price”), for each outstanding Warrant tendered. The “Offer Period” is the period which commenced on November 21, 2023 and will end at 12:00 midnight, Eastern Time, at the end of the day on December 19, 2023, or such later date to which the Company may extend the Offer (the “Expiration Date”). The offer is made upon the terms and conditions in this Amended and Restated Offer to Purchase and Consent Solicitation (this “Offer Letter”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Offer Letter, as each may be amended or supplemented from time to time, the “Offer”).

Warrants eligible to be tendered pursuant to the Offer include (a) 7,187,489 publicly traded warrants to purchase our Class A ordinary shares which were publicly issued and sold as part of the units in our initial public offering in July 2021 (the “IPO”), with each such whole warrant entitling the holder thereof to purchase one of our Class A ordinary shares at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), and (b) 7,250,000 warrants to purchase our Class A ordinary shares which were privately issued and sold in connection with the IPO pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), with each such warrant entitling the holder thereof to purchase one of our Class A ordinary shares at an exercise price of $11.50, subject to adjustments (the “Private Warrants” and together with the Public Warrants, the “Warrants”). The Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement, dated as of July 8, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”) (the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to redeem each outstanding Warrant for $0.07 in cash, without interest (the “Redemption Price”), which Redemption Price is 30% less than the Offer Purchase Price (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Public Warrants is required to approve the Warrant Amendment as it relates to the Public Warrants and the consent of holders of at least a majority of the outstanding Private Warrants is required to approve the Warrant Amendment as it relates to the Private Warrants.

Parties representing approximately 26% of the outstanding Public Warrants and approximately 95% of the outstanding Private Warrants have agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreements (as defined below). Accordingly, if holders of an additional 24% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, the Warrant Amendment will be approved because holders of more than a majority of our outstanding Public Warrants and a majority of our outstanding Private Warrants will have agreed to consent to the Warrant Amendment and, if the other conditions described herein are satisfied or waived, the Warrant Amendment will be adopted. If the Warrant Amendment is adopted, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants as soon as possible after the consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption (the “Redemption”). For additional detail regarding the Tender and Support Agreements, see “The Offer and Consent Solicitation, Section 9. Transactions and Agreements Concerning the Company’s Securities.”

If the Warrants are registered in your name, the execution and delivery of the Letter of Transmittal and Consent will constitute your consent to the Warrant Amendment and will also authorize and direct the Depositary (as defined below) to execute and deliver a written consent to the Warrant Amendment on your behalf with respect to all Warrants that you tender. Custodial entities that are participants in The Depository Trust Company (“DTC”) may tender their Warrants through the Automatic Tender Option Program (“ATOP”) maintained by DTC, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal and Consent and which constitutes their consent to the Warrant Amendment and also authorizes and directs the Depositary (as defined below) to execute and deliver a written consent to the Warrant Amendment on their behalf with respect to all Warrants thereby tendered. You must deliver your consent to the proposed Warrant Amendment in order to participate in the Offer.

Our Public Warrants are listed on the NYSE American LLC (“NYSE American”) under the symbol “MRT.WS”. On November 20, 2023, the last trading day prior to the commencement of the Offer, the last reported sale price on the NYSE American for the Public Warrants was $0.0198. As of November 21, 2023, 7,187,489 Public Warrants and 7,250,000 Private Warrants were outstanding. Warrant holders should obtain current market quotations for the Public Warrants before deciding whether to tender their Warrants pursuant to the Offer.

The Offer permits holders of Warrants to tender any and all Warrants held by them in exchange for the Offer Purchase Price for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders are also entitled to exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent. If you wish to exercise your Warrants in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Offer Letter. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

See “The Offer and Consent Solicitation, Section 11. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer and Consent Solicitation commenced on November 21, 2023 and will end on the Expiration Date.

A detailed discussion of the Offer and Consent Solicitation is contained in this Offer Letter. We may amend or terminate the Offer and Consent Solicitation at any time with requisite notice, as further described in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer and Consent Solicitation before making a decision regarding the Offer and Consent Solicitation.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION.  HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (THE ”DEPOSITARY”), MORROW SODALI LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR CANTOR FITZGERALD & CO., THE COMPANY’S DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER” OR “CANTOR”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER WARRANTS OR CONSENT TO THE WARRANT AMENDMENT.  EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal and Consent. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer and Consent Solicitation is:

Cantor

Amended and Restated Offer to Purchase and Consent Solicitation, dated December 7, 2023

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:

•	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which typically can be done electronically;

•	if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal and Consent according to its instructions, and deliver the Letter of Transmittal and Consent, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal and Consent, to the Depositary; or

•	if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary;

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND CONSENT AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

WARRANTS NOT TENDERED FOR PURCHASE WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JULY 10, 2028, AT 5:00 P.M. EASTERN TIME OR EARLIER UPON REDEMPTION, AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS, UNLESS THE WARRANT AMENDMENT IS APPROVED BY AT LEAST A MAJORITY OF THE HOLDERS OF THE PUBLIC WARRANTS, AS SUCH AMENDMENT RELATES TO THE PUBLIC WARRANTS, AND A MAJORITY OF THE HOLDERS OF THE PRIVATE WARRANTS, AS SUCH AMENDMENT RELATES TO THE PRIVATE WARRANTS.

THE OFFER RELATES TO THE PUBLIC WARRANTS THAT WERE PUBLICLY ISSUED IN CONNECTION WITH THE IPO, WHICH TRADE ON THE NYSE AMERICAN UNDER THE SYMBOL “MRT.WS” AND THE PRIVATE WARRANTS THAT WERE PRIVATELY ISSUED IN CONNECTION WITH THE IPO. ANY AND ALL OUTSTANDING WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER.  AS OF NOVEMBER 21, 2023, THERE WERE 7,187,489 PUBLIC WARRANTS OUTSTANDING AND 7,250,000 PRIVATE WARRANTS OUTSTANDING.

THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

If you have any questions or need assistance, you should contact Morrow Sodali LLC, the Information Agent for the Offer. You may request additional copies of this Offer Letter, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the Information Agent. The Information Agent may be reached at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: MRT.info@investor.morrowsodali.com

The address of the Depositary is:

Continental Stock
Transfer & Trust Company
Attn: Corporate Actions
1 State Street 30th Floor
New York, NY 10004

Telephone: (917) 262-2378

Email: tenders+Marti@continentalstock.com

Table of Contents

SUMMARY TERM SHEET		1
SPECIAL FACTORS		5
1.	PURPOSE OF THE OFFER	5
2.	FAIRNESS OF THE TRANSACTION	5
3.	EFFECTS OF THE TRANSACTION ON THE MARKET FOR THE PUBLIC WARRANTS	9
4.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS	11
5.	MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	15
THE OFFER AND CONSENT SOLICITATION		20
1.	GENERAL TERMS	20
2.	PROCEDURE FOR TENDERING WARRANTS	21
3.	WITHDRAWAL RIGHTS	24
4.	ACCEPTANCE OF WARRANTS AND PAYMENT OF OFFER PURCHASE PRICE	25
5.	PRICE RANGE OF PUBLIC WARRANTS	25
6.	SOURCE AND AMOUNT OF FUNDS; FEES AND EXPENSES	26
7.	INFORMATION CONCERNING MARTI TECHNOLOGIES, INC.	26
8.	PLANS, PROPOSALS OR NEGOTIATIONS	27
9.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES	28
10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS	30
11.	FORWARD-LOOKING STATEMENTS; RISK FACTORS	31
12.	THE DEPOSITARY, INFORMATION AGENT AND DEALER MANAGER	33
13.	ADDITIONAL INFORMATION; MISCELLANEOUS	34

We are not making the Offer to, and will not accept any tendered Warrants from, holders of Warrants in any jurisdiction where it would be unlawful to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Warrants in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal and Consent or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal and Consent. If anyone makes any recommendation or gives any information or representation regarding the Offer and Consent Solicitation, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary, the Information Agent, or the Dealer Manager. You should not assume that the information provided in this Offer Letter is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer. In addition, none of the Depositary, the Information Agent, the Dealer Manager or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer and Consent Solicitation. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer and Consent Solicitation, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

SUMMARY TERM SHEET

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Marti Technologies, Inc. (formerly known as Galata Acquisition Corp.). This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer Letter and the related Letter of Transmittal and Consent that constitute the Offer. We have included references to the sections of this Offer Letter where you will find a more complete description of the topics addressed in this summary term sheet.

The Company	Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands. Our principal executive offices are located at Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye, and our telephone number is +0 (850) 308 34 19.

The Public Warrants	As of November 21, 2023, the Company had 7,187,489 Public Warrants outstanding. Each whole Public Warrant is exercisable for one of our Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), at an exercise price of $11.50. By their terms, the Public Warrants will expire on July 10, 2028, at 5:00 p.m. Eastern Time, unless sooner exercised or redeemed by the Company in accordance with the terms of the Public Warrants. The Offer relates to the Public Warrants that were sold as part of the units issued in connection with the IPO, which trade on the NYSE American under the symbol “MRT.WS.” Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.

The Private Warrants	As of November 21, 2023, the Company had 7,250,000 Private Warrants outstanding. Each Private Warrant is exercisable for one of our Ordinary Shares at an exercise price of $11.50. By their terms, the Private Warrants will expire on July 10, 2028, at 5:00 p.m. Eastern Time, unless sooner exercised or redeemed by the Company in accordance with the terms of the Private Warrants. The Offer relates to the Private Warrants that were privately issued in connection with the IPO. Any and all outstanding Private Warrants are eligible to be tendered pursuant to the Offer.

Market Price of the Public Warrants	The Public Warrants are listed on the NYSE American under the symbol “MRT.WS.” On November 20, 2023, the last trading day prior to the commencement of the Offer, the last reported sale price on the NYSE American for the Public Warrants was $0.0198.

The Offer

The Offer is to permit holders of Warrants to tender any and all outstanding Warrants for a purchase price of $0.10 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects.

See “The Offer and Consent Solicitation, Section 1. General Terms.”

The Consent Solicitation

In order to tender the Warrants in the Offer, holders of the Warrants are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached hereto as Annex A. If approved by at least a majority of the holders of the Public Warrants, as such amendment relates to the Public Warrants, and a majority of the holders of the Private Warrants, as such amendment relates to the Private Warrants, the Warrant Amendment would permit the Company to redeem each Public Warrant and Private Warrant, respectively, that is outstanding upon the closing of the Offer for $0.07 in cash, without interest, which is 30% less than the Offer Purchase Price. Parties representing approximately 26% of the outstanding Public Warrants and 95% of the outstanding Private Warrants have agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional 24% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation and the Warrant Amendment is adopted, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants as soon as possible after the consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption.

See “The Offer and Consent Solicitation, Section 1. General Terms.”

Fairness of the Transaction

On November 13, 2023, our board of directors approved the fairness of the Offer, the Consent Solicitation, and the Redemption (collectively, the “Transaction”) to the unaffiliated holders of the Warrants.

See “Special Factors, Section 2. Fairness of the Transaction.”

U.S. Federal Income Tax Considerations of the Offer, Warrant Amendment and the Redemption

The exchange of Warrants for cash pursuant to the Offer generally will be treated as a taxable sale of the Warrants by the holders of Warrants for cash for U.S. federal income tax purposes, pursuant to which a Holder (as defined below) generally will recognize gain or loss on such exchange.

The U.S. federal income tax consequences of the Warrant Amendment are not free from doubt. If the Warrant Amendment is approved, all Warrants that are not exchanged for cash pursuant to the Offer may be treated as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and such deemed exchange may be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If the Warrant Amendment were so treated, (i) a Holder generally will not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the Holder’s aggregate tax basis in the “new” Warrants deemed to be received generally will equal the aggregate tax basis in its existing Warrants deemed surrendered, and (iii) the Holder’s holding period for the “new” Warrants deemed to be received generally will include its holding period for the Warrants deemed surrendered. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the U.S. Internal Revenue Service (“IRS”) or a court are possible, including ones that would require Holders to recognize taxable income or gain on the deemed exchange. It is also possible that, if the Warrant Amendment is approved, the redemption of all Warrants that are not exchanged for cash pursuant to the Offer may be treated as integrated with the Warrant Amendment such that a Holder is deemed to sell its Warrants in exchange for an amount of cash equal to the Redemption Price.

See “Special Factors, Section 5. Material U.S. Federal Income Tax Considerations.”

Reasons for the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Ordinary Shares that would become outstanding upon the exercise of Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure.

See “Special Factors, Section 1. Purpose of the Offer.”

Expiration Date of Offer

12:00 midnight, Eastern Time, at the end of the day on December 19, 2023, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date. See “The Offer and Consent Solicitation, Section 3. Withdrawal Rights.”

Participation by Executive Officers and Directors

To our knowledge, with the exception of 500 Public Warrants and 4,898,607 Private Warrants held by Farragut Square Global Master Fund, LP (“Farragut”), which is indirectly controlled by Mr. Daniel Freifeld, a director of the Company, none of our directors or executive officers beneficially own Warrants. Farragut has agreed to tender all of its Private Warrants in the Offer. Farragut is also a member of Galata Acquisition Sponsor, LLC (the “Sponsor”).

See “Special Factors, Section 4. Interests of Directors and Executive Officers.”

Conditions of the Offer

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if:

•      there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•      any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

•      in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are outside of our control and are solely for our benefit. We may assert one or more of the conditions, in whole or in part, regardless of the circumstances (other than any deliberate action or inaction by the Company) giving rise to any such conditions, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Board of Directors’ Recommendation

Our board of directors has approved the Offer and Consent Solicitation. However, none of the Company, its directors, officers or employees, nor the Depositary, the Information Agent or the Dealer Manager makes any recommendation as to whether holders of Warrants should tender their Warrants and consent to the Warrant Amendment. Holders of Warrants must make their own decision as to whether to tender some or all of their Warrants and consent to the Warrant Amendment.

See “The Offer and Consent Solicitation, Section 1.C. General Terms — Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants” before the Expiration Date.

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal and Consent or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover of this Offer Letter.

SPECIAL FACTORS

1.	PURPOSE OF THE OFFER

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Ordinary Shares that would become outstanding upon the exercise of the Warrants. The Company’s board of directors believes that by allowing holders of Warrants to tender their Warrants for the Offer Purchase Price, the Company can potentially reduce the substantial number of Ordinary Shares that would be issuable upon exercise of the Warrants, thus reducing the potential dilutive impact of the Warrants, thereby providing investors and potential investors with greater certainty as to the Company’s capital structure. The Warrants acquired pursuant to the Offer will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

2.	FAIRNESS OF THE TRANSACTION

On November 13, 2023, the board of directors, including all of our non-employee directors other than Mr. Freifeld, approved the the Offer and the Consent Solicitation (including the subsequent redemption of the untendered Warrants) as fair and in the best interests of the Company and the unaffiliated holders of the Warrants. The board of directors evaluated information assembled and provided by the Company’s management in reaching its determination.

The board of director’s determination regarding the fairness of the transaction is required under Item 1014(a) of Regulation M-A and is not to be understood as an acknowledgment or admission by the board of directors that they have a fiduciary duty to any holders of the Warrants. As this transaction would be deemed a Rule 13e-3 transaction since a successful tender offer and consent solicitation followed by a redemption of the remaining untendered Warrants would have a reasonable likelihood of causing the Public Warrants to be delisted, this Offer Letter is required by the SEC to address whether the board of directors has a reasonable belief regarding the fairness of the transaction to unaffiliated Warrant holders.

Factors Considered

The board of directors took into account a number of factors, including the following material factors, in support of its determination that the Transaction is fair and in the best interest of the Company and the unaffiliated holders of the Warrants:

•	The offer price of $0.10 was based on price discovery efforts conducted by the Company and the Dealer Manger to determine indicative levels of interest for a redemption.

•	The offer price of $0.10 per Warrant constituting (1) a 405% premium over the last reported sale price of the Warrants on the NYSE American of $0.0198 on November 20, 2023, the day before the Offer was launched, (2) a 233% premium over the 30-day volume weighted average price of the Warrants on the NYSE American before the Offer was launched ($0.03) and (3) a 150% premium over the 60-day volume weighted average price of the Warrants on the NYSE American before the Offer was launched ($0.04).

•	The fact that the Warrants have a median price from their issuance until immediately prior to commencement of the Offer of approximately $0.11 per Warrant and an average price of $0.20 per Warrant.

•	The challenges the Warrants pose to analysts conducting valuation modeling of the Company, which may often result in improper valuations by analysts and cause an adverse effect on the price of the Company’s Ordinary Shares.

•	The likelihood that the Offer would be consummated and a substantial majority of the Warrant holders would tender at the Offer Purchase Price.

•	The fact that the Offer is a voluntary transaction in which holders of the Warrants may or may not choose to participate (although holders who elect to not participate face the possibility of being redeemed at $0.07 per Warrant).

•	The limited trading market for the Warrants, including limited liquidity and trading volume. The average daily trading volume of the Warrants has been approximately 9,573 warrants since the IPO. More recently, prior to the commencement of the Offer, the 30-day average trading volume of the Warrants was 5,837 warrants per day and the 60-day average trading volume was 6,341 warrants per day. The Offer also provides unaffiliated holders of the Warrants with an opportunity to obtain liquidity with respect to the Warrants without potential disruption to the Warrant market price, given the limited trading volume of the Warrants and the usual transaction costs associated with market sales, including brokerage fees and commissions.

•	The adverse effect on the value of the ordinary shares of companies with warrants issued during, and outstanding following, an initial public offering (such as is the case with the Company) due to the negative perception associated with the existence of an artificial cap on the value of the Company’s Ordinary Shares, such cap being equivalent to the redemption price of the Warrants.

In evaluating the fairness of the Offer and the Consent Solicitation (including the subsequent redemption of the untendered Warrants), the key factors considered, in particular, were the premium over the market price at the time of launch, the historical market prices and volume of the Warrants and the challenge that the outstanding Warrants posed for analyst valuations, as discussed in detail above. Going concern value and liquidation value were not utilized for purposes of evaluating the fairness of the Offer, given management’s view that these are not metrics which investors utilize in pricing warrants generally or the Warrants specifically. The Company did not separately consider net book value of the Warrants as a metric, but the book value of the Warrants on the Company’s books is equal to their market price which was used as a metric. Purchase prices paid by the Company for the Warrants were not considered because the Company has not purchased its own Warrants since the consummation of the IPO. Finally, except for the Business Combination (as defined below), the Company is not aware of any firm offers being made by any unaffiliated person during the past two years for (A) the merger or consolidation of the Company with or into another company, or vice versa; (B) the sale or other transfer of all or any substantial part of the assets of the Company; or (C) a purchase of the Company’s securities that would enable the holder to exercise control over the Company.

Our board of directors did not entertain any alternative transactions as a factor in its evaluation of the fairness of the Offer and Consent Solicitation. The board of directors did discuss conducting an exchange offer for the Warrants (in lieu of a cash tender offer) but decided not to pursue this alternative because the Company understands that Warrant holders on average prefer receiving cash so they can exit their position and because the additional dilutive effects of an exchange offer would undermine the main purpose of the Offer and Consent Solicitation (including the subsequent redemption of untendered Warrants) to improve existing shareholder value. Our board of directors has elected to offer a premium to the market value of the Warrants as the board of directors believes the premium offer price will maximize participation in the Offer. Given our view that the Warrants are significantly dilutive to current ordinary shareholder ownership interests, the advantages of maximizing the Offer participation are viewed to outweigh the higher costs of offering a premium to the market value of the Warrants.

Fairness for Unaffiliated Holders Who Tender or Who Do Not Tender

For unaffiliated Warrant holders who tender their Warrants in the Offer, we believe the Offer is fair because these holders will receive $0.10 per Warrant, which is a premium to the market price on the day right before the launch of the Offer ($0.0198 per Warrant) and to the 30-day and 60-day volume weighted average price of the Warrants ($0.03 and $0.04, respectively). Given the illiquid market for the Warrants and the difficulty of finding buyers for large quantities of the Warrants, the Offer provides liquidity to the unaffiliated holders who might otherwise have difficulty selling their Warrants into the market with limited trading.

A countervailing consideration was that unaffiliated holders of the Warrants who failed or chose not to validly tender their Warrants before the Expiration Date could end up being redeemed at the lower redemption price of $0.07, which is a 30% less than the Offer Purchase Price. However, the high likelihood that a substantial majority of the Warrant holders would tender due to the premium provided by the Offer Purchase Price was also considered.

In approving the Offer and Consent Solicitation, based on analysis assembled and prepared by management, our board of directors weighed the costs and risks, including the costs associated with the Offer and Consent Solicitation, the risks of not completing the Offer and Consent Solicitation, and the potential adverse impact of the Offer and Consent Solicitation on the trading market for untendered Warrants. Our board of directors determined that the benefits of the Offer and Consent Solicitation outweighed these costs and risks based on the factors described above.

The majority of directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of the unaffiliated Warrant holders for purposes of negotiating the terms of the Offer and Consent Solicitation (including the subsequent redemption of untendered Warrants), since they did not have a fiduciary duty to the unaffiliated Warrant holders.

Alternatives Considered

With respect to consideration of alternative transactions, the Company did briefly consider conducting an exchange offer for the Warrants (or a combined offer of cash and shares). However, the Company decided not to pursue this alternative because the board of directors believed that most holders of the Warrants would want cash to exit their position and because the additional dilutive effects of an exchange offer would undermine the main purpose of the Offer to improve existing shareholder value. An exchange offer would also be more expensive and take longer to complete than a cash tender offer for the Company because preparing the Form F-4 would be more expensive and would also require the Company’s auditors to deliver a comfort letter to the Dealer Manager which would entail substantial additional work and expense. The Company also understands that Warrant holders on average prefer receiving cash, and therefore regarded a cash tender offer to have a greater percentage of Warrant holder participation. The determining factors in choosing a cash tender offer, rather than an exchange offer, were the ability to complete the transaction more quickly, the ability to complete the transaction with less expense, the chances of maximizing Warrant holder participation (and consequently maximize the benefits of the Offer to the Company) and the fact that it would not have a dilutive effect on existing shareholders.

Premium Price

Our board of directors, based on the recommendation of management, has approved an Offer which includes a premium to the market value of the Warrants as the board of directors believes the premium offer price will maximize participation in the Offer. As discussed above, the premium was determined based upon the input received from the Company’s and the Dealer Manager’s price discovery efforts and a consideration of current and historical market prices. Given our view that the Warrants are significantly dilutive to current ordinary shareholder ownership interests, the advantages of maximizing the Offer participation are viewed to outweigh the higher costs of offering a premium to the market value of the Warrants.

No Third-Party Reports, Opinions or Presentations

We did not retain any independent representative or consultant to render a fairness opinion or to provide any fairness analysis in connection with the Offer and the Consent Solicitation as we did not think the expense of such an opinion or analysis was necessary given that the board of directors does not have a fiduciary duty to the Warrant holders and that this was not an instance where there would be a change of control. Additionally, we did not obtain any appraisals in connection with the determination of the Offer consideration, other than the price discovery efforts discussed above. The board of directors concluded that the Offer and Consent Solicitation (including the subsequent redemption of any untendered Warrants) is fair and in the best interests of the Company and the unaffiliated Warrant holders based on the board of directors’ and management’s own analysis, in light of the factors described above. However, the Company consulted with the Dealer Manager with respect to the structure of the Offer and pricing of the Offer. The Dealer Manager did not provide any reports, opinions or appraisals with respect to the Offer.

In addition, no outside party prepared a report or made a presentation to management or the board of directors that is materially related to the Offer or the Consent Solicitation, including with respect to the fairness of the consideration offered to unaffiliated Warrant holders or the fairness of the Offer and the Consent Solicitation (including the subsequent redemption of any untendered Warrants).

Weighing of Factors

In view of the wide variety of factors considered in connection with its evaluation of the Offer and Consent Solicitation (including the subsequent redemption of the untendered Warrants), our board of directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offer and the Consent Solicitation. However, as stated above, key factors considered were the premium over the market price represented by the Offer Purchase Price, the historical market prices of the Warrants and the current issues for accurate valuation of the Ordinary Shares by analysts.

Recusal by Insiders

Daniel Freifeld, one of our directors, who previously indirectly beneficially owed all of the securities held by the Sponsor, which included all of our outstanding Private Warrants, and currently indirectly beneficially owns 500 Public Warrants, which consitutues less than 1% of the outstanding Public Warrants, and 4,898,607 Private Warrants, which constitutes approximately 68% of the outstanding Private Warrants, and collectively constitutes approximately 24% of the total outstanding Warrants, through his affiliation with Farragut, recused himself from the vote approving the Transaction. Mr. Freifeld informed the board of directors that he intended to participate in the Offer at whatever price was agreed with the Public Warrant holders. Each of our other directors, who comprise a majority of our board of directors, approved the Transaction.

No Warrant Holder Approval

The Transaction does not require the approval of our Warrant holders; however, the Consent Solicitation (concurrently with the Offer, we are also soliciting the Consent Solicitation from holders of the Warrants to amend the Warrant Agreement to permit the Company to redeem each outstanding Warrant not tendered in the Offer for $0.07 in cash, which is 30% less than the Offer Purchase Price) requires the consent of holders of at least a majority of the outstanding Public Warrants, as it relates to the Public Warrants, and a majority of the outstanding Private Warrants, as it relates to the Private Warrants, to approve the Warrant Amendment. Despite the fact that the Transaction is not structured to require the approval of our Warrant holders, we believe that the Transaction is fair to the unaffiliated Warrant holders with respect to the price offered. We base these beliefs on the unanimous approval of the Transaction by all of our directors including all of our non-employee directors (other than Mr. Freifeld, as discussed above) and on the following factors:

•   all Warrant holders are offered the same consideration per Warrant;

•   Warrant holders are offered a premium to the market price of the Warrants;

•   Warrant holders are provided with full disclosure of the terms and conditions of the Transaction; and

•   Warrant holders are afforded sufficient time to consider the Transaction.

All Warrant holders are being notified of the Transaction and the implications of the Transaction on their holdings, and all Warrant holders are afforded sufficient time to consider the Transaction. See “Special Factors — Section 3. Effects of the Transaction on the Market for the Public Warrants” for a detailed discussion of potential consequences that may result from remaining a holder of the Warrants.

3.	EFFECTS OF THE TRANSACTION ON THE MARKET FOR THE PUBLIC WARRANTS

Our board of directors, including all of our non-employee directors other than Mr. Freifeld, approved the Transaction. The board of directors, including all of our non-employee directors other than Mr. Freifeld, after receiving analysis assembled and prepared by management, approved an Offer with an Offer price at a premium to the market price in order to provide the holders of the Warrants with an incentive to tender their Warrants in the Offer. Mr. Freifeld did not participate in the determination of the Offer price.

Benefits and Detriments

The Company believes that the benefits of the Transaction to the Company are the following benefits of removing the Warrants from its capital structure: (1) buying back the Warrants will reduce the future dilution to shareholders of the Company as the total number of Ordinary Shares outstanding will not potentially increase by the 14,437,489 Ordinary Shares underlying the Warrants, potentially making the Company a more attractive investment for new investors; (2) the existing Warrants would allow Warrant holders to purchase Ordinary Shares at a price of $11.50; (3) the existence of outstanding warrants may create a cap on the Company’s share price, such cap being equivalent to the exercise or redemption price of the Warrants, and removing the Warrants from the capital structure could therefore contribute to an increase in the Company’s share price, which would attract more investors to the Company as an equity investment; (4) warrants may be seen as having undesirable accounting and valuation consequences because warrants represent marked-to-market derivative liabilities with non-cash changes in fair value recognized each quarter in net income; (5) warrants may pose a valuation nuisance to financial analysts conducting a financial evaluation of the Company, whereby warrants may often be improperly modeled and as a result disturb the overall valuation of the Company; (6) by removing the Warrants from the Company’s capital structure, the Company can eliminate the negative perception in the market of having engaged in a business combination with a SPAC; and (7) removing the Warrants from the capital structure could potentially make it easier for the Company to engage in mergers and acquisitions activity without any potential counterparty having to pay for the Warrants or otherwise spend resources in evaluating the Warrants.

The Company believes that the detriments of the Transaction to the Company are (1) if 100% of the Warrants participate in the Offer, the Transaction would cost the Company $1,443,749, which could therefore not be used for other beneficial purposes in the Company’s business (including investments as part of the Company’s growth strategy), (2) effecting the Transaction will cost approximately $560,000 in fees and, (3) if 100% of the Warrants participate in the Offer, the Transaction would reduce the Company’s book value by approximately $1,443,749  in the aggregate as of September 30, 2023 and (4) the Transaction requires the Company’s management and board of directors to devote substantial attention to the Transaction rather than to running the Company’s business.

The Company believes that the benefits of the Transaction to the unaffiliated holders of Warrants are (1) the unaffiliated holders receive a higher price in the Offer for their Warrants than they could obtain in the market for the Warrants at the time the Offer commenced, (2) the Company and the Dealer Manager negotiated directly with seven unaffiliated Warrant holders who were able to negotiate a price they were willing to accept, (3) the Offer provides the unaffiliated Warrant holders with liquidity for a security with limited trading volume and (4) tendering the Warrants for $0.10 in the Offer eliminates the risk that the Warrants will expire worthless when the Warrants would otherwise expire in July 2028.

The Company believes that the detriments of the Transaction to the unaffiliated holders of Warrants is that, by participating in the Offer, they are foregoing a potential future increase in the value of their Warrants if the Company’s share price increases substantially in the future or if the Company is purchased by another company for a substantial premium to the Company’s current share price.

The Company believes that the benefits and detriments of the Transaction to Farragut, which is the holder of a majority of the Private Warrants, are the same as the benefits and detriments of the Transaction to the unaffiliated holders of the Warrants. As Farragut is a very large holder of Warrants (it holds 500 Public Warrants, which consitutues less than 1% of the outstanding Public Warrants, and 4,898,607 Private Warrants, which constitutes approximately 68% of the outstanding Private Warrants, and collectively consitutues approximately 24% of the total outstanding Warrants), the Transaction in particular provides the affiliate holder with liquidity which would not otherwise be available for such a large holder (e.g., it would not be possible to sell its 4,899,107 Warrants in the open market in the absence of a formal tender offer). Conversely, as the affiliate holder is a very large holder of Warrants, such holder is foregoing potential appreciation in the value of the Warrants to the extent the price of the Company’s Ordinary Shares increases over time above $11.50, which is the exercise price of the Warrants.

The Company believes that the benefits of the Transaction to Warrant holders who do not tender their Warrants in connection with the Offer is that, in connection with the Transaction as a result of the Redemption, such holders would receive a premium price compared to the recent and historical trading prices of the Warrants. In addition, for these holders of Warrants, receipt of $0.07 as a result of the Redemption eliminates the risk that the Warrants will expire worthless when the Warrants would otherwise expire in July 2028.

The Company believes that the detriments of the Transaction to Warrant holders who do not tender their Warrants in connection with the Offer is that such holders will receive $0.07 per Warrant upon the redemption of their Warrants rather than the $0.10 per Warrant being offered in the Offer, even if such Warrant holder did not vote in favor of the Warrant Amendments. Also, while the Company has indicated that it intends to redeem all of the untendered Warrants as soon as possible after the consummation of the Offer if the Warrant Amendment is approved, if the Company for any reason did not redeem the Warrants as soon as possible after the consummation of the Offer, the market for the Warrants would be less liquid and have less volume than it did before the Offer was commenced, which would negatively affect the trading price of the Warrants and make it more difficult to sell Warrants in the open market.

Warrant Amendment and Redemption

The Public Warrants are currently traded on the NYSE American. Pursuant to the terms of the Offer and Consent Solicitation, if we obtain the approval of the Warrant Amendment by holders of at least a majority of the Public Warrants and a majority of the Private Warrants, we intend to redeem the remaining Warrants untendered in the Offer, including any and all untendered Public Warrants and any and all untendered Private Warrants, as soon as possible after the consummation of the Offer. We would issue a notice of redemption on the date of consummation of the Offer and the redemption would occur 15 days afterward (in accordance with the terms of the Warrant Amendment). When we redeem the remaining Public Warrants and Private Warrants which are untendered in the Offer, the NYSE American listing of the Public Warrants will be terminated and we would seek to terminate the registration of the Warrants pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act. However, whether or not the Offer is consummated, the Company’s Ordinary Shares will remain listed on the NYSE American and registered with the SEC pursuant to Section 12(b) of the Exchange Act and we will remain an SEC registrant.

As of the launch date of the Offer, we entered into Tender and Support Agreements with parties representing approximately 26% of the outstanding Public Warrants who agreed to tender their Public Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation and with parties representing approximately 95% of the outstanding Private Warrants who agreed to tender their Private Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional 24% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, the Warrant Amendment will be approved and, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted and we will have the right to exercise redemption of the Warrants not tendered in the Offer. Ifn the Warrant Amendment is adopted, we intend to issue a notice of redemption to redeem all of the remaining outstanding Warrants as provided in the Warrant Agreement as soon as possible after the consummation of the Offer. See “Forward-Looking Statements; Risk Factors — The Warrant Amendment, if approved by the requisite holders of the Warrants, will allow us to redeem all outstanding Public Warrants and Private Warrants, as applicable, at a price that is 30% lower than the Offer Purchase Price”, “Forward-Looking Statements; Risk Factors — There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position,” and “Forward-Looking Statements; Risk Factors — The liquidity of the Warrants that are not tendered will be reduced”.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION.  HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A WARRANT HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.  EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

4.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

Directors and Senior Management

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye, and the telephone number for each such person is +0 (850) 308 34 19.

Directors and Executive Officers	Position/Title	Country of Citizenship
Oguz Alper Öktem	Chief Executive Officer, Chairperson and Director	Türkiye
Cankut Durgun	President and Director	Türkiye / United States of America / Belgium
Cem Yasar Ozey	Chief Financial Officer	Türkiye
Yousef Hammad	Director	Saudi Arabia
Daniel Freifeld	Director	United States of America
Kerry Healey	Director	United States of America
Douglas Lute	Director	United States of America
Agah Ugur	Director	Türkiye / Canada

Biographical information concerning our directors and executive officers listed above is set forth below.

None of the these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Biographical information concerning our directors and executive officers listed above is set forth below.

Alper Öktem is Marti’s co-founder and serves as Marti’s Chief Executive Officer and as a director on our board of directors. Mr. Öktem has served as Marti’s Chief Executive Officer since September 2018. Prior to joining Marti, Mr. Öktem served as the Chief Operating Officer of BluTV, a local streaming service provider in Turkey founded in 2015. Mr. Öktem received a Master’s degree in Political Economy from the London School of Economics and Bachelor’s degree in Economics from University of Chicago.

Cankut Durgun is Marti’s co-founder and serves as Marti’s President and as a director on Marti’s board of directors. Mr. Durgun has served as Marti’s President since December 2018. Prior to joining Marti, he was co-founder and general partner of Aslanoba Capital, a venture capital firm, from June 2013 to September 2017. Prior to Aslanoba, Mr. Durgun was co-founder and general partner of Romulus Capital, also a venture capital firm, from October 2008 to June 2013. Mr. Durgun received his Bachelor of Science Degree from Massachusetts Institute of Technology in Economics and Management Science and his Master’s of Business Administration from Stanford University.

Cem Yasar Ozey serves as Chief Financial Officer of Marti. He has held CFO, COO, and Strategy positions at leading companies in Germany and Türkiye for the past 19 years. Prior to joining Marti, since April 2021, Mr. Ozey held the position of Chief Financial Officer at Omsan Logistics, a company within the OYAK Group, where he was also responsible for strategic planning and digitalization. Prior to that, from July 2014 to March 2020, Mr. Ozey was Chief Financial Officer and Chief Operating Officer of morhipo.com, a Boyner Group company. During this period, Mr. Ozey also served as Chief Financial Officer of Hopi, another Boyner Group company. Following the merger of Boyner Buyuk Magazacilik and morhipo.com in March 2020, Mr. Ozey assumed the role of Chief Operating Officer of Boyner Buyuk Magazacilik, where he served until April 2021. He is highly experienced in start-ups, restructuring business models, foreign direct investment, new markets, digitalization, and accelerated growth strategies with a focus on balancing change and values. Mr. Ozey completed his undergraduate studies in both Industrial Engineering and Food Engineering through a double major program at Istanbul Technical University (ITU). Additionally, he obtained his MBA degree from Yeditepe University.

Daniel Freifeld serves as an Independent Director on Marti’s board of directors. Mr. Freifeld is also a managing member of the Sponsor. He is the Chief Investment Officer of Callaway Capital Management, LLC, which he founded in October 2013. Prior to founding Callaway, Mr. Freifeld served as Senior Advisor to the Special Envoy for Eurasian Energy at the U.S. Department of State, where he was responsible for oil and gas issues in Iraq, Türkiye, Russia, and the eastern Mediterranean and as a program coordinator for the Near East South Asia Center at the U.S. Department of Defense. Mr. Freifeld has served on the Company’s board of directors since July 2021 and has been an associate of the Geopolitics of Energy Project at Harvard University and a term member of the Council on Foreign Relations. A member of the state bar of Massachusetts, Mr. Freifeld speaks Turkish and French and conversational Arabic, Farsi, and Spanish and holds a bachelor’s degree in political science summa cum laude from Emory University and a juris doctor from New York University School of Law.

Yousef Hammad serves as an Independent Director on Marti’s board of directors. Mr. Hammad has served as Managing Partner of Beco Capital Investment LLC since September 2015. Mr. Hammad has served and continues to serve on the boards of a number of private companies, including , Aingel Corp. (dba Tribal Credit), MaxAB B.V., Dapi Ltd. and Axis Markets B.V. (dba Thndr). Mr. Hammad received his Bachelor of Science in finance from King Fahad University of Petroleum and Minerals.

Kerry Healey serves as an Independent Director on Marti’s board of directors. Dr. Healey has served as President of the Milken Center for Advancing the American Dream since August 2019. Before that, she was President Emerita of Babson College from June 2013 to June 2019. Dr. Healey also served as Lieutenant Governor of the Commonwealth of Massachusetts from January 2003 to January 2007. Dr. Healey has served and continues to serve on a number of boards of directors for public and private companies and universities, including Apollo Global Management, Babson College, American University of Afghanistan, American University of Bahrain, Mohammad bin Salmon College of Business and Entrepreneurship, Western Governors University and the Commonwealth Shakespeare Company. Dr. Healey has also served as Chair of the Sustainability and Corporate Responsibility Committee for Apollo Global Management since February 2022. Dr. Healey received her Bachelor’s Degree from Harvard College and PhD from Trinity College, University of Dublin.

Douglas Lute serves as an Independent Director on Marti’s board of directors. Ambassador Lute has served as the Chair of the International and Defense Practices of the BGR Group since February 2017 and has been the owner and Chief Executive Officer of Cambridge Global Advisors since February 2017. A retired U.S. Army Lieutenant General, Ambassador Lute previously held several high-level federal government roles, including U.S. Ambassador to the North Atlantic Treaty Organization (NATO) and Assistant to the President and Deputy National Security Advisor for Iraq and Afghanistan to President George W. Bush. Ambassador Lute also served as Coordinator for South Asia to President Barack Obama. Ambassador Lute has been awarded three Defense Distinguished Services Medals and a Distinguished Honor Award for his service in the State Department. Ambassador Lute has served and continues to serve on the board of Thomson Reuters Special Services, a subsidiary of Thomson Reuters Corporation, since October 2017, and The Morganti Group, Inc. since August 2022. Ambassador Lute received his Bachelor of Science in national security affairs from the United States Military Academy, where he was later awarded the title of Distinguished Graduate in 2018, and a Master’s of Public Administration in international security from Harvard University’s John F. Kennedy School of Government.

Agah Ugur serves as an Independent Director on Marti’s board of directors. Mr. Ugur has served as Chairman of Bogazici Ventures A.S. since November 2019. Before that, he was Chief Executive Officer of Borusan Holding A.S. from 2001 to 2018. Mr. Ugur has served on the boards of a number of Turkish public and private companies, including Dogan Sirketler Grubu Holding A.S., Pegasus Hava Tasimaciligi A.S., Anadolu Efes Biracilik ve Malt Sanayi A.S., Gozde Girisim Sermayesi Yatirim Ortakligi A.S., Alcatel Lucent Teletas Telekomünikasyon A.S., Coca Cola Icecek A.S., Sabanci University Board of Trustees and Saha Foundation. Mr. Ugur received his Bachelor of Science from the University of Birmingham. Mr. Ugur is also qualified as a chartered accountant in the United Kingdom.

Beneficial Ownership of our Warrants

As of November 21, 2023, 7,187,489 Public Warrants and 7,250,000 Private Warrants were outstanding.

To our knowledge, with the exception of 500 Public Warrants and 4,898,607 Private Warrants held by Farragut, which is indirectly controlled by Mr. Freifeld, a director of the Company, none of our directors or executive officers beneficially own Warrants. Farragut has agreed to tender all of its Private Warrants in the Offer and consent to the Warrant Amendment. The Company does not beneficially own any Warrants.

Except as set forth below, we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Warrants during the 60-day period prior to the date of this Offer Letter.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.  EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

Beneficial Ownership of our Ordinary Shares

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares by:

•	each person known by us to be the beneficial owner of more than 5% of our issued and outstanding Ordinary Shares;

•	each of our executive officers and directors; and

•	all our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership, we deemed outstanding Ordinary Shares subject to warrants held by that person that are currently exercisable or exercisable within 60 days. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of our Ordinary Shares is based on 48,574,596 Ordinary Shares issued and outstanding as of November 21, 2023.

Beneficial Owners(1)	Number of Ordinary Shares Beneficially Owned	Percentage of all Ordinary Shares
5% Shareholders
European Bank for Reconstruction and Development(3)	3,537,326	7.3%
Perpetual Motion S.à r.l(4)	3,537,326	7.3%
Sumed Equity Ltd(5)	7,877,922	16.2%
Esra Unluaslan Durgun(6)	7,477,950	15.4%
Oguz Alper Öktem	7,477,950	15.4%
Directors and Executive Officers
Oguz Alper Öktem	7,477,950	15.4%
Cankut Durgun(6)	7,477,950	15.4%
Cem Yasar Ozey	-	-
Yousef Hammad(5)	7,877,922	16.2%
Daniel Freifeld(2)	2,211,702	4.5%
Kerry Healey	-	-
Douglas Lute	-	-
Agah Ugur	175,240	*
All directors and executive officers as a group (8 individuals)	25,220,764	51.9%

* Less than 1%.

(1) Unless otherwise indicated, the address of each person named below is Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye.

(2) Represents 2,211,702 Ordinary Shares held by Farragut Square Global Master Fund, LP. Mr. Freifeld indirectly controls Farragut, and may be deemed to beneficially own the shares held by Farragut. Mr. Freifeld disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Farragut is 2001 S Street, NW Suite 320, Washington, D.C. 20009.

(3) The business address of European Bank for Reconstruction and Development is 5 Bank Street, London, E14 4BG United Kingdom.

(4) The business address of Perpetual Motion S.à r.l is 4 Rue Peternelchen L-2370 Howald, Grand Duchy of Luxembourg.

(5) Yousef Hammad is a director of Marti and is an officer, director or partner of, or has a financial interest in, Sumed Equity Ltd and its affiliates. As such, Mr. Hammad may be deemed to have or share beneficial ownership of the shares held by Sumed Equity Ltd. The business address of Sumed Equity Ltd is Office 105, One Central Building 4, Dubai, United Arab Emirates.

(6) These shares are held directly by Mr. Durgun’s spouse, Esra Unluaslan Durgun. Therefore, Mr. Durgun may be deemed to share beneficial ownership of the shares held by Esra Unluaslan Durgun. Mr. Durgun disclaims beneficial ownership of such shares.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary under current law of certain United States federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below, and collectively, the “Holders”) of (i) the exchange of Warrants for cash pursuant to the Offer, and (ii) if it is approved, the adoption of the Warrant Amendment and the Redemption in connection therewith. This discussion is not a complete description of all tax considerations that may be relevant to a Holder of the Offer, Warrant Amendment and/or the Redemption and is not a substitute for tax advice. This discussion is limited to Holders that hold their Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the United States federal income tax consequences that may be relevant to particular Holders in light of their individual circumstances or to Holders that are subject to special rules under U.S. federal income tax laws, such as: U.S. expatriates or former long-term residents of the United States, insurance companies, real estate investment trusts or regulated investment companies, persons who hold or received Warrants as compensation, holders owning directly, indirectly or constructively 5% or more (by vote or value) of the Company’s shares, individual retirement and other tax-deferred accounts, governments or agencies or instrumentalities thereof, U.S. Holders whose functional currency is not the U.S. dollar, banks, other financial institutions or financial services entities, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, tax-exempt organizations, passive foreign investment companies or controlled foreign corporations, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons holding our Warrants as part of a “straddle,” “hedge,” “wash sale,” “conversion transaction,” “synthetic security” or other integrated investment or transaction, and persons subject to the alternative minimum tax or required to include items in income for U.S. federal income tax purposes no later than when such items are included in an applicable financial statement.

If an entity (or arrangement) treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes holds Warrants the tax treatment of a partner in the partnership (or other equityholder of such pass-through entity) will depend on the status of the partner or equityholder, the activities of the partnership or pass-through entity and certain determinations made at the partner or equityholder level. Accordingly, partnerships and other pass-through entities holding Warrants and the partners and equityholders in such partnerships or other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences to them of the exchange of Warrants for cash pursuant to the Offer, adoption of the Warrant Amendment and/or the Redemption.

This discussion is based upon the Code, applicable U.S. Treasury regulations, published administrative pronouncements and rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to Holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a Holder of the Offer, the Warrant Amendment or the Redemption. Tax considerations under U.S. state and local and non-U.S. laws, and under U.S. federal tax laws other than those pertaining to U.S. federal income taxes (such as estate or gift taxes or the Medicare equivalent tax on net investment income), are not addressed.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE OFFER, THE ADOPTION OF THE WARRANT AMENDMENT AND THE REDEMPTION TO U.S. HOLDERS OF WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, THE ADOPTION OF THE WARRANT AMENDMENT AND THE REDEMPTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS ANY APPLICABLE TAX TREATIES.

Treatment as a Domestic Corporation for U.S. Federal Income Tax Purposes

Even though we are organized as an exempted company incorporated with limited liability under the laws of the Cayman Islands, as a result of the Business Combination (as defined below), we believe we are treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. As such, we will generally be subject to U.S. federal income tax as if we were organized under the laws of the United States or a state thereof. The remaining discussion contained in this “Material U.S. Federal Income Tax Considerations” assumes that we will be treated as a domestic corporation for all U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Warrants who or that is, for U.S. federal income tax purposes: a citizen or individual resident of the United States, a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate whose income is subject to U.S. federal income taxation regardless of its source, or any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Exchange of Warrants for Cash Pursuant to the Offer

The exchange of Warrants for cash pursuant to the Offer generally will be treated as a taxable sale of the Warrants by a Holder for cash for U.S. federal income tax purposes. A U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on such taxable sale and the U.S. Holder’s adjusted tax basis in the Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Warrants exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deductibility of capital losses is subject to limitations. Any gain or loss recognized on the exchange of Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder. Although not free from doubt, we intend, if required to take a position for applicable U.S. federal income tax reporting purposes, to treat the amount of cash received by a Holder in the Offer as the amount realized by such Holder in such taxable sale of Warrants. Holders are urged to consult their tax advisors regarding the proper treatment of the cash received pursuant to the Offer, including possible alternative characterizations (such as a possible treatment of a portion of the cash received as a separate fee or other payment for consenting to the Warrant Amendment in connection with tendering Warrants pursuant to the Offer) and the applicable tax consequences thereof.

Warrant Amendment and Redemption

The U.S. federal income tax consequences of the Warrant Amendment are not free from doubt. If the Warrant Amendment is approved all Warrants that are not exchanged for cash pursuant to the Offer may be treated as having been exchanged for “new” Warrants pursuant to the Warrant Amendment. The Company believes any such deemed exchange should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. If the Warrant Amendment were to treated, (i) a U.S. Holder generally will not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received generally will equal the aggregate tax basis in its existing Warrants deemed surrendered, and (iii) the U.S. Holder’s holding period for the “new” Warrants deemed to be received generally will include its holding period for the Warrants deemed surrendered. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income or gain on the deemed exchange (as discussed below). U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

If a deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment is not treated as a recapitalization for purposes of Section 368(a)(1)(E) of the Code and is instead treated as a taxable exchange of existing Warrants for “new” Warrants, U.S. Holders generally will recognize gain or loss on the deemed exchange of Warrants in an amount equal to the difference between their tax basis in the Warrants and the fair market value of the Warrants on the day the Warrant Amendment becomes effective, with consequences generally similar to those discussed above in the manner described above under “U.S. Holders—Exchange of Warrants for Cash Pursuant to the Offer.”

Alternatively, because the Company intends to redeem any Warrants which remain outstanding after the Offer, the approval of the Warrant Amendment and the Redemption may be integrated as a single transaction such that a U.S. Holder is treated as exchanging its Warrants for an amount of cash equal to the Redemption Price, with consequences generally similar to those discussed above in the manner described above under “U.S. Holders—Exchange of Warrants for Cash Pursuant to the Offer.”

If the Warrant Amendment and the Redemption are not integrated as a single transaction, the redemption of Warrants which remain outstanding after the Offer pursuant to the Redemption generally will be treated as a taxable sale of such redeemed Warrants by a Holder for an amount of cash equal to the Redemption Price for U.S. federal income tax purposes, with consequences generally similar to those discussed above in the manner described above under “U.S. Holders—Exchange of Warrants for Cash Pursuant to the Offer.”

If the Warrant Amendment is not approved, U.S. Holders who do not tender any of their Warrants pursuant to the Offer should not have any U.S. federal income tax consequences solely as a result of the consummation of the Offer.

U.S. Holders are urged to consult with their tax advisors regarding the tax consequences to them of the Warrant Amendment and the Redemption, as applicable.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the proceeds of the exchange of Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Warrants who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

Exchange of Warrants for Cash Pursuant to the Offer

The exchange of Warrants for cash pursuant to the Offer generally will be treated as a taxable sale of the Warrants by a Holder for cash for U.S. federal income tax purposes. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on an exchange of its Warrants, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange or the period that the Non-U.S. Holder held our Warrants and certain other conditions are met.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. Holder. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under applicable income tax treaties. We do not believe we currently are or will become a USRPHC in the foreseeable future, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules. Although not free from doubt, we intend, if required to take a position for applicable U.S. federal income tax reporting purposes, to treat the amount of cash received by a Holder in the Offer as the amount realized by such Holder in such taxable sale of Warrants. Holders are urged to consult their tax advisors regarding the proper treatment of the cash received pursuant to the Offer, including possible alternative characterizations (such as a possible treatment of a portion of the cash received as a separate fee or other payment for consenting to the Warrant Amendment in connection with tendering Warrants pursuant to the Offer) and the applicable ta consequences thereof.

Warrant Amendment and Redemption

If the Warrant Amendment is approved, the U.S. federal income tax treatment of the Warrant Amendment and the Redemption, as applicable, generally will be the same as those described above for U.S. Holders under “U.S. Holders — Warrant Amendment and Redemption,” and the any gain recognized by a Non-U.S. Holder in connection with the Warrant Amendment and/or the Redemption, as applicable, will be treated as described above under “Non-U.S. Holders—Exchange of Warrants for Cash Pursuant to the Offer.”

Backup Withholding and Information Reporting

Proceeds from the exchange of Warrants may be reported to the IRS and to the Non-U.S. Holders. Copies of any such reporting may also be made available to the tax authorities in a country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an applicable income tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-U.S Holder’s U.S. federal income tax liability, and such Non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Non-U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules to them.

THE OFFER AND CONSENT SOLICITATION

Risks of Participating in the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 11 below. Holders of the Warrants should carefully consider these risks and are urged to speak with their financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety.

1.	GENERAL TERMS

The Offer is to permit holders of Public Warrants that were publicly issued in connection with the IPO and holders of Private Warrants that were privately issued in connection with the IPO to tender any and all outstanding Warrants for a purchase price of $0.10 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

You may tender some or all of your Warrants on these terms. The Offer relates to the Public Warrants that were publicly issued in connection with the IPO, which trade on the NYSE American under the symbol “MRT.WS” and to the Private Warrants that were privately issued in connection with the IPO pursuant to an exemption from registration under the Securities Act. Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer. As of November 21, 2023, there were 7,187,489 Public Warrants outstanding and 7,250,000 Private Warrants outstanding.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

As part of the Offer, we are also soliciting from holders of the Public Warrants and the holders of the Private Warrants their consent to the Warrant Amendment. If approved, the Warrant Amendment would permit the Company to redeem each Public Warrant and Private Warrant that is outstanding upon the closing of the Offer for $0.07 in cash, without interest, which is 30% less than the Offer Purchase Price. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Public Warrants, as it relates to the Public Warrants, and the consent of holders of at least a majority of the outstanding Private Warrants, as it relates to the Private Warrants, is required to approve the Warrant Amendment. Parties representing approximately 26% of the outstanding Public Warrants and 95% of the outstanding Private Warrants have agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional 24% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, the Warrant Amendment will be approved and, if the other conditions described herein are satisfied or waived, the Warrant Amendment will be adopted. If the Warrant Amendment is adopted, we intend to issue a notice of redemption to redeem the remaining outstanding Warrants as provided in the Warrant Agreement as soon as possible after the consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption.

A holder who tenders Warrants in the Offer will automatically be deemed, without any further action, to have given his, her or its consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

A.            Period of Offer

The Offer will only be open for a period beginning on November 21, 2023 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B.            Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. The Offer is not conditioned on any minimum number of Warrants being tendered.

HOLDERS MAY ALSO EXERCISE THEIR WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANTS.

C.            Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE CONSENT SOLICITATION.  HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A HOLDER SHOULD TENDER WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.  EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

D.            Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A.            Proper Tender of Warrants

To validly tender Warrants pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal and Consent or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date or (ii) the ATOP procedures for book-entry transfer described below must be complied with prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal and Consent, the tendering Warrant holder must set forth: (i) his, her or its name and address; (ii) the number of Warrants tendered; and (iii) the number of the Warrant certificate(s) representing such Warrants.

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal and Consent, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer and Consent Solicitation.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CONSENT AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND, THEREFORE, WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Warrants at DTC for purposes of the Offer, as soon as possible after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Delivery of the Letter of Transmittal and Consent or Agent’s Message (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instruction is included as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal and Consent or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Payment of the Offer Purchase Price upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all of the following conditions are met:

(a)	the tender is made by or through an Eligible Institution (as defined in the Letter of Transmittal and Consent);

(b)	the Depositary receives by hand, mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c)	the Depositary receives, within two (2) NYSE American trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)	the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above; and

(2)	a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

In any event, the payment of the Offer Purchase Price for Warrants tendered and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of such Warrants, properly completed and duly executed Letters of Transmittal and Consent and any other required documents.

Warrants tendered by Notice of Guaranteed Delivery will be excluded from the determination of whether at least a majority of the Public Warrants and a majority of the Private Warrants (which is the minimum number required to amend the Warrant Agreement with respect to the Public Warrants and Private Warrants, as applicable) have been tendered in the Offer and Consent Solicitation, unless such Public Warrants and Private Warrants, as applicable, and other required documents are received by the Depositary by the Expiration Date.

B.            Conditions of the Offer

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a)	there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b)	any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c)	in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are outside of our control and are solely for our benefit. We may assert one or more of the conditions, in whole or in part, regardless of the circumstances (other than any deliberate action or inaction by the Company) giving rise to any such conditions, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

C.            Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

D.            Tender Constitutes an Agreement

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has read this Offer Letter; (v) such Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of the Offer Purchase Price are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to certain conditions of the Offer, including the consent to the Warrant Amendment.

E.            Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal and Consent by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal and Consent need not be guaranteed if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrant(s) tendered therewith; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1, 3 and 4 of the Letter of Transmittal and Consent.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through DTC’s ATOP procedures by (i) withdrawing its acceptance, or (ii) delivering to the Depositary by mail or hand delivery, a notice of withdrawal of such instruction. Holders of Warrants submitting a tender via DTC’s ATOP procedures are deemed to consent to the Warrant Amendment. The valid revocation of a consent will constitute the concurrent valid withdrawal of the tendered Warrants as to which consent was delivered. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the holder and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4.	ACCEPTANCE OF WARRANTS AND PAYMENT OF OFFER PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, we will purchase Warrants validly tendered as of the Expiration Date for a purchase price of $0.10 per Warrant. The Offer Purchase Price to be paid will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for purchase pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

Under no circumstances will we pay interest on the Offer Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.

We urge holders of Warrants who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.

5.	PRICE RANGE OF PUBLIC WARRANTS

Our Public Warrants are listed on the NYSE American under the symbol “MRT.WS” On November 20, 2023, the last trading day prior to the commencement of the Offer, the last reported sale price for the Public Warrants was $0.0198. The following table sets forth the high and low sales prices for the Public Warrants for the periods shown:

	Public Warrants
	High	Low
	$	$
Fiscal 2021
Third Quarter	0.60	0.42
Fourth Quarter	0.60	0.43
Fiscal 2022
First Quarter	0.47	0.18
Second Quarter	0.36	0.01
Third Quarter	0.30	0.06
Fourth Quarter	0.18	0.02
Fiscal 2023
First Quarter	0.10	0.06
Second Quarter	0.10	0.04
Third Quarter	0.04	0.03

The Company recommends that holders consider current market quotations for the Public Warrants, among other factors, before deciding whether or not to tender their Warrants.

6.	SOURCE AND AMOUNT OF FUNDS; FEES AND EXPENSES

Assuming 100% participation in the Offer, we will need approximately $1,443,749 to purchase all of the outstanding Warrants at the Offer Purchase Price of $0.10 per Warrant. We estimate that the total amount of cash required to complete the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation will be approximately $2 million, all of which will be funded by us from our existing and available cash reserves. No alternative plan exists to finance the purchase of the tendered Warrants.

The estimated costs and expenses to be paid by us in connection with the offer are as follows:

Legal fees	$275,000
Filing fees	$213
Tender/Information Agent/Printing and Mailing expense	$35,000
Dealer Manager fees	$250,000
Total	$560,213

7.	INFORMATION CONCERNING MARTI TECHNOLOGIES, INC.

Marti Technologies, Inc. (formerly known as Galata Acquisition Corp.) was incorporated on February 26, 2021 under Cayman Islands Law as an exempted company solely for the purpose of effectuating the Business Combination (as defined below), which was consummated on July 10, 2023. Prior to the Business Combination, the Company owned no material assets and did not operate any business. On July 29, 2022, Marti Technologies I, Inc. (formerly known as Marti Technologies, Inc.), a Delaware corporation (“Old Marti”), entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”) with the Company and Galata Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Business Combination Agreement, on July 10, 2023, (i) Merger Sub merged with and into Old Marti, with Old Marti surviving as a wholly owned subsidiary of the Company (the “Merger”) and (ii) all of the outstanding share capital of Old Marti was exchanged for a combination of Ordinary Shares of the Company and cash consideration (the “Share Exchange” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the closing of the Business Combination, Galata Acquisition Corp. changed its name to Marti Technologies, Inc.

Founded in 2018, Marti is Türkiye’s leading mobility app, offering multiple transportation services to its riders. Marti operates a ride-hailing service that matches riders with car and motorcycle drivers, and operates a large fleet of rental e-mopeds, e-bikes, and e-scooters. All of Marti’s offerings are serviced by proprietary software systems and IoT infrastructure. Marti is the number one travel app among the companies providing urban mobility and ride-hailing services in Türkiye iOS app stores, and has been for the past 12 months as of September 30, 2023.

We offer environmentally sustainable transportation services to our riders. Our fleet rental services are currently delivered via fully electric vehicles, which are also shareable, thereby contributing to environmental sustainability and reducing the environmental footprint through reduced emissions in the cities where our fleets are deployed. Building a capital-intensive business in a capital scarce environment has forced us to achieve healthy year-round unit economics since 2020. Such economics are improving each year together with our growing scale of operations.

In October 2022, we launched a car-pooling booking service that matches riders with drivers traveling in the same direction. Riders and drivers agree on the price of the ride, and we do not currently charge a fee for this service. We plan to continue to grow our existing urban transportation services, introduce additional forms of environmentally sustainable mobility services that are electric and/or shared, and leverage our existing scale and customer base to offer adjacent, tech-enabled services beyond transportation. Equally important, our plans for sustainable growth position our services to be an integral part of the transportation networks of the cities we serve, and of the lives of our customers.

Our book value per share as of June 30, 2023 was negative $0.08 and as of December 31, 2022 was $0.22.

Summary Historical Financial Information

The following tables set forth summary historical consolidated financial data for the Company as of and for each of the years ended December 31, 2022 and 2021 and as of and for the six months ended June 30, 2023. The summary financial data and the per share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements, including the notes thereto, and other financial information contained in the Company’s Registraion Statement on Form F-1 (File No. 333-273543), which was declared effective by the SEC on October 27, 2023, which is incorporated herein by reference. More comprehensive financial information is included in such filings (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, which are available free of charge at the SEC’s website at www.sec.gov, and the following summary is qualified in its entirety by reference to such reports. Historical results are not necessarily indicative of results to be expected in any future period.

Consolidated Balance Sheet Data	December 31, 2022	December 31, 2021	June 30, 2023
Total current assets	$20,455,301	$17,972,855	$12,480,370
Total non-current assets	20,423,078	21,015,208	19,224,553
Total assets	40,878,379	38,988,063	31,704,923
Total current liabilities	15,866,817	10,418,337	13,338,429
Total non-current liabilities	17,411,894	8,050,358	22,185,574
Total liabilities	33,278,711	18,468,695	35,524,003
Total stockholders’ equity	7,599,668	20,519,368	(3,819,080)
Total liabilities and stockholders’ equity	40,878,379	38,988,063	31,704,923

Consolidated Statement of Operations Data	January 1 - December 31, 2022	Restated (*) January 1 - December 31, 2021	January 1 - June 30, 2023
Revenue	$24,988,171	$16,999,437	$9,484,761
Total operating expenses	(39,869,278)	(26,052,148)	(23,588,812)
Loss from operations	(14,881,107)	(9,052,711)	(14,104,051)
Loss before income tax expense	(14,245,878)	(13,584,846)	(12,000,418)
Net loss	(14,245,878)	(14,472,494)	(12,000,418)
Total comprehensive loss	(14,582,583)	(21,939,991)	(12,000,418)
Net loss per ordinary share, basic and diluted	(0.41)	(0.54)	(0.35)

Our principal executive office is located at Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye, and our telephone number is +0 (850) 308 34 19.

8.	PLANS, PROPOSALS OR NEGOTIATIONS

Except for the Offer to Purchase, Consent Solicitation and Redemption, and other than the negotiations with the Warrant holders described under “Special Factors — 2. Fairness of the Transaction”, there are no present plans, proposals or negotiations by the Company that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•	any class of equity security of the Company being delisted from a national securities exchange;

•	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	changes in the Company’s Amended and Restated Memorandum and Articles of Association or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

9.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Tender and Support Agreements

The Company entered into Tender and Support Agreements, each dated between November 13 and 20, 2023 (the “Public Warrant Tender and Support Agreements”), with five Public Warrant holders, including Farragut, which owns 500 Public Warrants, (collectively, the “Supporting Public Warrant Holders”), who collectively represent approximately 26% of the outstanding Public Warrants. Pursuant to the Public Warrant Tender and Support Agreements, the Supporting Public Warrant Holders have agreed to (i) tender their Public Warrants in the Offer and (ii) consent to the Warrant Amendment (as described below) in the Consent Solicitation.

Each of Farragut, Weiss Asset Management and Keystone Group (collectively, the “Supporting Private Warrant Holders” and, together with the Supporting Public Warrant Holders, the “Supporting Warrant Holders”), who collectively represent approximately 95% of the outstanding Private Warrants, have agreed pursuant to Tender and Support Agreements with the Company dated between November 13 and 20, 2023 (the “Private Warrant Tender and Support Agreements” and, together with the Public Warrant Tender and Support Agreements, the “Tender and Support Agreements”), to (i) tender their Private Warrants in the Offer and (ii) consent to the Warrant Amendment in the Consent Solicitaion. Farragut, which owns 4,898,607 Private Warrants, is indirectly controlled by Mr. Freifeld, a director of the Company.

Accordingly, if holders of an additional 24% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, the Warrant Amendment will be approved and, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. If the Warrant Amendment is adopted, we intend to issue a notice of redemption to redeem the remaining outstanding Warrants as provided in the Warrant Agreement as soon as possible after the consummation of the Offer, which would result in the holders of any remaining outstanding Warrants receiving approximately 30% less cash than if they had tendered their Warrants in the Offer.

Private Warrants

Simultaneously with the closing of the IPO, we consummated the sale of 6,500,000 Private Warrants at a price of $1.00 per warrant to the Sponsor. On July 15, 2021, we consummated the sale of an additional 750,000 Private Warrants at a price of $1.00 per warrant to the Sponsor. Each Warrant entitled the holder to purchase one Ordinary Share for $11.50 per share.

Warrant Agreement

In connection with the IPO and the appointment of a warrant agent for the Warrants, we entered into the Warrant Agreement with Continental Stock Transfer & Trust Company on July 8, 2021. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Warrants.

Investor Rights Agreement

In connection with the closing of the Business Combination, the Sponsor, Chief Executive Officer Alper Öktem and President Cankut Durgun (the “Marti Founders”), both of whom are also directors of the Company, and certain other shareholders of the Company (the “Marti Holders”) executed the Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which each of Callaway Capital Management LLC (“Callaway”) (on behalf of the Sponsor) and the Marti Founders, severally and not jointly, agreed with the Company and the Marti Holders to take all necessary action to cause the board of directors to initially be composed of seven directors, six of whom were nominated by Marti and one of whom was nominated by Callaway (on behalf of the Sponsor). Each of Callaway and the Marti Founders, severally and not jointly, agreed with the Company and the Marti Holders to take all necessary action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three-year terms.

Further, pursuant to the Investor Rights Agreement, Marti agreed that within 20 business days after the closing of the Business Combination, Marti would file with the SEC a resale registration statement, which resale registration statement would include the resale of the Private Warrants and the Ordinary Shares underlying the Private Warrants by the Sponsor, and Marti agreed to use its commercially reasonable efforts to have the resale registration statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Marti Founders, the Sponsor and the other Marti Holders can demand up to three underwritten offerings and they will be entitled to customary piggyback registration rights.

Callaway Subscription Agreement

On May 4, 2023, the Company and Callaway entered into a convertible note subscription agreement (the “Callaway Subscription Agreement”). Callaway is an affiliate of a director of the Company and the Callaway Subscription Agreement was unanimously approved by the Company’s board of directors. Pursuant to the terms of the Callaway Subscription Agreement, Callaway or its designee has the option (but not the obligation) to subscribe for convertible notes of the Company in an aggregate principal amount up to $40.0 million during the period beginning on the closing of the Business Combination and ending on the one-year anniversary of the closing of the Business Combination.

Pre-Fund Subscription Agreement

In connection with the execution of the Business Combination Agreement, Marti entered into the Pre-Fund Subscription Agreement with certain pre-fund subscribers (the “Pre-Fund Subscribers”), pursuant to which the pre-fund subscribers agreed to subscribe for and purchase from Marti their respective unsecured convertible promissory notes (the “Pre-Fund Notes”) which converted into convertible notes at the closing of the Business Combination. One of the Pre-Fund Subscribers, Farragut, is indirectly controlled by Mr. Freifeld, a director of the Company, and the pre-fund subscription agreement was unanimously approved by the board of directors of the Company. Farragut purchased $15.0 million in Pre-Fund Notes, Sumed Equity Ltd. purchased $1.0 million in Pre-Fund Notes, European Bank for Reconstruction and Development purchased $1.0 million in Pre-Fund Notes, and AutoTech Fund II, LP purchased $0.5 million in Pre-Fund Notes.

Other Agreements and Transactions

The Company has retained Continental Stock Transfer & Trust Company to act as the Depositary, Morrow Sodali LLC to act as the Information Agent and Cantor to act as the Dealer Manager. Directors, officers and employees of the Company or its affiliates or the Information Agent may contact holders of Warrants by hand, mail or telephone regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. The Depositary and the Information Agent will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Warrants, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase or redeem Warrants, whether or not any Warrants are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated share repurchases, tender offers, exchange offers or otherwise, upon the same or different terms than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a)	there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b)	any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c)	in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are outside of our control and are solely for our benefit. We may assert one or more of the conditions, in whole or in part, regardless of the circumstances (other than any deliberate action or inaction by the Company) giving rise to any such conditions, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a holder in connection with the Offer will be returned to such holder and the Warrants will expire in accordance with their terms on July 10, 2028, at 5:00 p.m. Eastern Time, and will otherwise remain subject to their original terms, including the redemption provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Warrants previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the Offer Purchase Price is adjusted, the Offer will remain open at least ten (10) business days from the date we first give notice of such change to Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by issuing a press release or by such other means of public announcement as we deem appropriate.

If for any reason the acceptance for tender (whether before or after any Warrants have been accepted for tender pursuant to the Offer), or the tender for Warrants subject to the Offer is delayed or if we are unable to accept for tender Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Offer Purchase Price for Warrants which we have accepted for tender pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for tender by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rules 13e-3 and 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO also serves as a Schedule 13E-3 with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

11.	FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Forward-looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. Forward-looking statements are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Section 11. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.

The Warrant Amendment, if approved by the requisite holders of the Warrants, will allow us to redeem all outstanding Public Warrants and Private Warrants, as applicable, at a price that is 30% lower than the Offer Purchase Price.

If we complete the Offer and Consent Solicitation and obtain the approval of the Warrant Amendment by holders of at least a majority of the Public Warrants and the holders of at least a majority of the Private Warrants, the Company will have the right to redeem each outstanding Warrant, including Public Warrants and Private Warrants held by holders who do not wish to participate and did not participate in the Offer, for $0.07 in cash, which is 30% less than the Offer Purchase Price, without interest.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Public Warrants, as it relates to the Public Warrants, and a majority of the outstanding Private Warrants, as it relates to the Private Warrants, is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the outstanding Public Warrants and the holders of at least a majority of the outstanding Private Warrants. Pursuant to the Tender and Support Agreements, parties representing approximately 26% of the outstanding Public Warrants and approximately 95% of the outstanding Private Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional 24% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitaiton, the Warrant Amendment will be approved and, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If the Warrant Amendment is adopted, we intend to issue a notice of redemption to redeem the remaining outstanding Warrants as provided in the Warrant Agreement as soon as possible after the consummation of the Offer, which would result in the holders of any remaining outstanding Warrants receiving approximately 30% less cash than if they had tendered their Warrants in the Offer.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell his, her or its Warrants in the future following the completion of the Offer. Certain future events may cause an increase in the price of the Public Warrants or the value of the Private Warrants, which could result in you realizing a lower value now than you might realize in the future had you not agreed to tender your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Ordinary Shares) in the future at a higher price than would have been obtained by participating in the Offer or at all. In addition, if you do not tender your Warrants and if we obtain the approval of the Warrant Amendment, we intend to implement the Warrant Amendment and subsequently redeem your Warrants for the Redemption Price, which is 30% lower than the Offer Purchase Price. You should carefully review the terms of the Warrants, including the Warrant Agreement governing the Warrants, and consult your own individual tax and/or financial advisors for assistance on how the tender of your Warrants may affect your individual situation.

The liquidity of the Warrants that are not tendered will be reduced.

If the Warrant Amendment is approved, we intend to exercise our redemption rights thereunder and thus it is unlikely that any untendered Warrants will remain outstanding for a significant period of time following the completion of the Offer and Consent Solicitation. See “The Warrant Amendment, if approved by the requisite holders of the Warrants, will allow us to redeem all outstanding Public Warrants and Private Warrants, as applicable, at a price that is 30% lower than the Offer Purchase Price.” However, if any untendered Warrants remain outstanding due to the Warrant Amendment not being approved, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of untendered Warrants. If there continues to be a market for our untendered Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

There is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

The exercise price for the Warrants is $11.50 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

There is no assurance that the Offer will be successful.

The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer is, however, subject to other conditions. See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

The Warrant Agreement designates, and the Warrant Amendment will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with the Company.

The Warrant Agreement provides, and the Warrant Amendment will continue to provide that any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement and the Warrant Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the parties to the Warrant Amendment irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Each party to the Warrant Amendment waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Amendment will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Amendment. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Amendment, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (ii) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company relating to the Warrant Amendment, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Amendment inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

12.	THE DEPOSITARY, INFORMATION AGENT AND DEALER MANAGER

We have retained Continental Stock Transfer & Trust Company to act as the Depositary and Morrow Sodali LLC to act as the Information Agent, in connection with the Offer and Consent Solicitation. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer and Consent Solicitation should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter. The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer and Consent Solicitation, including certain liabilities under the federal securities laws.

We also retained Cantor to act as the Dealer Manager in connection with the Offer and Consent Solicitation. The Dealer Manager may communicate with, but may not solicit tenders of Warrants from, brokers, dealers, commercial banks and trust companies with respect to the Offer and Consent Solicitation. The Dealer Manager will receive a reasonable and customary fixed fee for these services. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer and Consent Solicitation, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates may in the future provide various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer and Consent Solicitation.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

Pursuant to Rule 13e-3 promulgated under the Exchange Act, we have filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO, which contains additional information with respect to the Offer. This Offer Letter does not contain all of the information contained in the Schedule TO (of which this Offer Letter is a part) and the exhibits to the Schedule TO. The Company recommends that all holders of the Warrants review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO before making a decision on whether to accept the Offer, including the following documents hereby incorporated by reference into this Offer Letter:

1.        Shell Company Report on Form 20-F, filed with the SEC on July 14, 2023.

2.       Registration Statement on Form F-1 (File No. 333-273543), which was decared effective by the SEC on October 27, 2023.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:

Marti Technologies, Inc.

Attention: Chief Executive Officer

Sincerely,

Marti Technologies, Inc.

Buyukdere Cd. No:237, Maslak

34485 Sariyer/Istanbul, Türkiye

The Depositary is Continental Stock Transfer & Trust Company. The Letter of Transmittal and Consent and certificates representing Warrants, and any other required documents should be sent or delivered by each holder of Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

Continental Stock Transfer & Trust Company

BY FIRST CLASS MAIL:

Continental Stock

Transfer & Trust Company

Attn: Corporate Actions

1 State Street 30th Floor

New York, NY 10004

Telephone: 917-262-2378

Email: tenders+Marti@continentalstock.com

BY OVERNIGHT OR HAND DELIVERY:

Continental Stock

Transfer & Trust Company

Attn: Corporate Actions

1 State Street 30th Floor

New York, NY 10004

Telephone: 917-262-2378

Email: tenders+Marti@continentalstock.com

THE INFORMATION AGENT FOR THE OFFER IS:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: MRT.info@investor.morrowsodali.com

Any question or request for assistance may be directed to the Information Agent at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal and Consent or other documents related to the Offer may also be directed to the Information Agent.

The Dealer Manager for the Offer and Consent Solicitation is:

Cantor

Cantor Fitzgerald & Co.

110 East 59th Street

New York, New York 10022

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO THE WARRANT AGREEMENT (this “Amendment”) is made as of [●], 2023, by and between Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of July 8, 2021, by and between the Company and the Warrant Agent (the “Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement.

WHEREAS, Section 9.8 of the Agreement provides that the Company and the Warrant Agent may amend the Agreement with the vote or written consent of the registered holders of a majority of the then-outstanding Public Warrants as it relates to the Public Warrants and a majority of the then-outstanding Private Placement Warrants as it relates to the Private Placement Warrants;

WHEREAS, the Company desires to amend the Warrant Agreement to provide the Company with the right to redeem the Public Warrants and Private Placement Warrants for cash on the terms and subject to the conditions set forth herein; and

WHEREAS, following a consent solicitation undertaken by the Company, the registered holders of more than a majority of the then-outstanding Public Warrants and the registered holders of more than a majority of the then-outstanding Private Placement Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein.

1.	Amendment of the Warrant Agreement. The Agreement is hereby amended by adding the new Section 6A thereto:

“6A. Redemption.

6A.1. Company Election to Redeem. Notwithstanding any other provision in this Agreement to the contrary, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the Warrants, as described in Section 6A.2 below, for $0.07 in cash for every Warrant held by the holder thereof (the “6A. Redemption Price”) (subject to equitable adjustment by the Company in the event of any share splits, share dividends, recapitalizations or similar transaction with respect to the Ordinary Shares).

6A.2. Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “6A. Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the 6A. Redemption Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received such notice.

6A.3. Exercise After Notice of Redemption. The Warrants may be exercised, for cash only in accordance with subsection 3.3.1(a) of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the 6A. Redemption Date. On and after the 6A. Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the 6A. Redemption Price.”

2.	Miscellaneous Provisions.

2.1            Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment, Agreement, or of any other term or provision hereof or thereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2            Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3            Counterparts. This Amendment may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4            Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5            Entire Agreement. Except as expressly provided in this Amendment, all of the terms and provisions in the Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Agreement in any agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Agreement, as amended by this Amendment (or as the Agreement may be further amended or modified in accordance with the terms thereof). Except as expressly set forth in this Amendment, the terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

MARTI TECHNOLOGIES, INC.

By:
Name:	Oguz Alper Öktem
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: